Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

HG Holdings, Inc.

Charlotte, North Carolina

We hereby consent to the reference to our firm under the caption “Experts” in this Registration Statement of HG Holdings, Inc. (the “Company”) and to the inclusion our report dated March 13, 2020, with respect to the consolidated balance sheet of the Company as of December 31, 2019, and of the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2019, which appears in the Company’s annual report on Form 10-K included in this Registration Statement.

/s/ CHERRY BEKAERT LLP

Richmond, Virginia

April 13, 2020